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EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to shares of common stock of Jennifer Convertibles, Inc. issued or issuable pursuant to individual stock option agreements and to the incorporation by reference therein of our report dated November 16, 2001, (except for Notes 3 and 4(b), as to which the date is June 23, 2002), with respect to the consolidated financial statements of Jennifer Convertibles, Inc. and subsidiaries included in its Annual Report on Form 10-K/A for the fiscal year ended August 25, 2001 filed with the Securities and Exchange Commission.




Eisner LLP

New York, New York
October 31, 2002